Exhibit 10.7

EXECUTIVE CONSULTING AGREEMENT

This Agreement dated and made effective as of the 22nd day of February, 2021.

BETWEEN:

HOLLYWEED NORTH CANNABIS INC., a company incorporated pursuant to the laws of Canada and having offices in Victoria, British Columbia (the “Corporation”)

- and -

AJK BIOPHARMACEUTICAL LLC – CANADIAN CONSULTING SERIES, a company incorporated pursuant to the laws of Nevada and having offices in California, USA (the “Consultant”)

WHEREAS the Corporation wishes to retain the services of the principal of the Consultant, in the capacity of Chief Scientific Officer of the Corporation, to assist in the furtherance of its Business;

AND WHEREAS the Corporation and the Consultant have agreed that their relationship will be governed by the terms and conditions of this Executive Consulting Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the provision of services by the Consultant to the Corporation, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

1.1	In this Executive Consulting Agreement, including the recitals hereto, the following terms shall have the following meanings:

(a)	“Act” means the Canada Business Corporations Act, as amended;

(b)	“Affiliated” has the meaning set out in the Act, and an “Affiliate” means one of two or more Affiliated bodies corporate;

(c)	“Agreement” means this Executive Consulting Agreement, as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(d)	“Board of Directors” means the board of directors of the Corporation;

(e)	“Business” means the delivery of pathways to innovative, science-based health and wellness solutions in psychedelics;

(f)	“Cause” means any reason which would entitle the Corporation to terminate this agreement without notice or payment in lieu of notice at common law, or under the provisions of any other applicable law or regulation and includes, without limiting the generality of the foregoing:

(i)	fraud, misappropriation of the Corporation’s property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Consultant;

(ii)	the breach by the Consultant of any of his covenants or obligations under this Agreement, including any non-competition, non-solicitation or confidentiality covenants with the Corporation;

(g)	“Change of Control” means the occurrence of any of the following (other than as a consequence of the Exchange Listing):

(i)	the purchase or acquisition by whatever means of any Shares or Convertible Securities by a Holder which results in the Holder beneficially owning, or exercising control or direction over, Shares or Convertible Securities such that, assuming the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own or exercise control or direction over Shares (together with such Holder’s then owned Shares and Convertible Securities, if any) carrying the right to cast more than 51% of the votes attaching to all Shares;

(ii)	the amalgamation, consolidation or merger of the Corporation with any other corporation pursuant to which the shareholders of the Corporation immediately prior to such transaction do not own shares of the successor or continuing corporation which would entitle them to cast a majority of the votes attaching to shares in the capital of the successor or continuing corporation which might be cast to elect directors of that corporation;

(iii)	the sale, lease or transfer by the Corporation of all or substantially all of the assets of the Corporation to any Person other than a Related Corporation;

(iv)	approval by the shareholders of the Corporation of the liquidation, dissolution or winding-up of the Corporation; or

(v)	a situation in which the majority of the Board of Directors, following a meeting of the shareholders of the Corporation involving a contest for, or an item of business relating to, the election of directors, are not management nominees to the Board of Directors.

(h)	“Common Shares” means the common shares in the capital stock of the Corporation;

(i)	“Compensation” means any amounts the Consultant is entitled to receive pursuant to Article IV.

(j)	“Compensation Committee” means the committee of the Board of Directors appointed from time to time to consider and determine executive compensation issues or, in the absence of such a committee, means the Board of Directors;

(k)	“Confidential Information” means any information of a confidential nature which relates to the Business of the Corporation or any Related Corporation, including trade secrets, technical information, patents, marketing strategies, sales and pricing policies, financial information, business, marketing or technical plans, programs, methods, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, strategic studies, engineering information, client and supplier lists, shareholder data and personnel information. Notwithstanding the foregoing, Confidential Information shall not include any information which:

(i)	was in the possession of or known to the Consultant, without any obligation to keep it confidential, before it was disclosed to the Consultant by the Corporation;

(ii)	is or becomes public knowledge through no fault of the Consultant;

(iii)	is independently developed by the Consultant outside the scope of his duties to the Corporation;

(iv)	is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(v)	is, or becomes lawfully available to the Consultant from a source other than the Corporation.

(l)	“Convertible Securities” means any securities convertible or exchangeable into Shares or carrying the right or obligation to acquire Shares;

(m)	“Corporate Property” includes any and all proprietary technology, financial, and operating information, all works of expression and any copyrights in such works, patentable inventions, discoveries or trade secrets, and any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation or any Related Corporations;

(n)	“Dedicated Personnel” means Dr. Assad Kazeminy

(o)	“Effective Date” means the date as set forth on page one of this Agreement;

(p)	“Exchange” means a recognized Canadian or United States stock exchange;

(q)	“Exchange Listing” means the listing of the Common Shares on an Exchange;

(r)	“Excluded Reason” means the termination of this employment by the Corporation for Cause pursuant to Section 5.2, by the Consultant pursuant to Section 6.1, or termination upon Death pursuant to Article VII;

(s)	“Holder” means any Person or group of Persons acting jointly or in concert, or associated or Affiliated with any such Person, group of Persons or any of such Persons acting jointly or in concert;

(t)	“Notice” means any Notice given by one Party to the other Party in accordance with Article XI;

(u)	“Party” means one or other of the Consultant and the Corporation, and “Parties” means both the Consultant and the Corporation;

(v)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative, and “Persons” means a group of more than one Person;

(w)	“Related Corporation” means any subsidiary corporation or partnership, division, affiliate, predecessor or successor of the Corporation;

(x)	“Severance Period” has the meaning as defined in 6.3(a) herein;

(y)	“Shares” means the common shares of the Corporation as constituted on the date first above written;

(z)	“Term” means the period during which this Agreement remains in force pursuant to Article II; and (aa) “Termination Date” means the last day actively worked by the Consultant for the Corporation.

1.2	The headings in this Agreement are inserted for convenience and ease of reference only, and shall not affect the construction or interpretation of this Agreement.

1.3	All words in this Agreement importing the singular number include the plural, and vice versa. All words importing gender include the masculine, feminine and neuter genders.

1.4	All monetary amounts are in United States dollars.

1.5	The word “including”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.6	A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7	A reference to an entity includes any successor to that entity.

1.8	A reference to “approval”, “authorization” or “consent” means written approval, authorization or consent.

1.9	A reference to an Article is to an Article of this Agreement and the reference to a Section followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated.

ARTICLE II.
TERM OF AGREEMENT

2.1	The Consultant’s engagement shall commence on the Effective Date and continue for a three (3) years period in accordance with the provisions of this Agreement (the “Term”).

ARTICLE III.
DUTIES OF CONSULTANT

3.1	The Consultant shall, during the Term:

(a)	perform the duties and responsibilities of the Chief Scientific Officer of the Corporation substantially as described in Schedule “A” to this Agreement (the "Services").

3.2	Independent Contractor

(a)	It is understood and agreed that the Consultant will provide services to the Corporation as an independent contractor, on a contract basis, and that nothing in this Agreement shall be construed to create a relationship of employer and employee between the Corporation and the Consultant. The Consultant acknowledges that it and the Dedicated Personnel will not be employees of the Corporation and accordingly will not be eligible to participate in any employee benefit plans of the Corporation including, without limitation, life insurance, health care, disability income and dental plans. The Consultant acknowledges that it is not, nor will it represent himself to be, an employee of the Corporation.

(b)	Except as provided for in this Agreement, the Corporation shall not control, supervise, direct or schedule the activities of the Consultant. The Consultant shall be solely responsible for the performance of the Services and shall have the exclusive direction and control, including the method, manner and scheduling of the same.

(c)	It is acknowledged that the work product of the Consultant hereunder is the sole property of the Corporation and the Consultant hereby assigns to the Corporation any proprietary interest and waives all moral rights he may be deemed to have in the work product of the Consultant relating to or resulting from the performance of the Services hereunder. The Consultant will, under no circumstances, use, copy, modify or disclose any such work product without the prior written consent of the Corporation.

3.3	The Consultant shall be free to determine the hours of the day during which it will perform the Services; provided, however, that the Consultant agrees, to the extent possible, to endeavour to make itself available to the directors and employees of the Corporation during their regularly scheduled hours or at specific times as requested by the Corporation. The Consultant acknowledges that the Services are to be completed on a timely basis and agrees that it shall schedule the performance of the Services in order to complete the Services on or prior to such dates as may be reasonably specified by the Corporation from time to time. Notwithstanding the foregoing, it is acknowledged that the Dedicated Personnel is also currently engaged in senior capacities with A ingeal Therapeutics and AJK Biopharmaceutical and that as a result there will be unavoidable schedule conflicts from time to time that prevent the Consultant from performing Services at specifically requested times. It is further acknowledged and agreed that the Services shall be for no more than 20 hours per week.

3.4	It is a condition of this agreement that all of the services performed hereunder shall be performed by the Dedicated Personnel as an employee of the Consultant. In the event that the Dedicated Personnel is not available to perform any of the services performed hereunder, for any reason whatsoever, then the Consultant shall promptly advise the Corporation accordingly. In the event that the Consultant wishes to have any of these services performed hereunder by any other person, it shall obtain the written permission of the Board of Directors of the Corporation in advance of the performance of the services by that other person.

ARTICLE IV.
COMPENSATION

4.1	The Corporation shall pay the Consultant during the Term of this Agreement for the Services provided hereunder (the “Consulting Fee”), a fee of USD$180,000.00 per annum beginning on March 1, 2021, payable in monthly installments on the first day of each month in arrears.

4.2	The Consultant shall invoice the Corporation for Services provided on a monthly basis. The parties acknowledge and agree that the Consulting Fee maybe subject to Canadian withholding tax and goods and services tax, depending on the extent to which the services are performed in the United States. Additional performance bonuses and targets may be established on an annual basis by the board of directors of the Corporation.

4.3	Upon approval from the Board of Directors of the Corporation and regulatory authorities, the Dedicated Personnel will be granted 3,000,000 stock options on a one-time basis. Each of these options will be priced at CDN$0.12 per Common Share and will vest as to 1,000,000 upon the execution of this Agreement, and 500,000 options at the end of each three month period during the Term, with the effect that all options shall have vested on the one year anniversary of the execution of this Agreement

4.4	Except as specified below, all expenses incurred by the Consultant in connection with the performance of the Services shall be the sole responsibility of the Consultant and the Consultant shall be solely responsible for the payment thereof. The Consultant agrees and acknowledges that the Corporation is not responsible in any manner whatsoever for the costs, expenses or third party accounts incurred by the Consultant. Notwithstanding the above, the Corporation agrees to reimburse the Consultant for, or to pay directly, all third party costs incurred by the Consultant with the prior written authorization or approval of the Corporation. Such costs and disbursements may include, but may not be limited to, computer equipment, communication devices and travel-related expenses. Such costs will be paid or reimbursed by the Corporation within thirty (30) days of written receipt of payment thereof.

4.5	The Consultant shall be responsible for all taxes payable as a result of the provision of the Services or which arise out of this Agreement. The Consultant represents and warrants to the Corporation that it is a non-resident of Canada and a resident of the United States of America for Canadian income and goods and services tax purposes

4.6	If the Corporation should ever be required by any governmental authority at any time to pay, on the Consultant’s behalf, any assessments such as income tax, employment insurance premiums, Canada Pension Plan contributions, Provincial/State Health Care contributions, or Workers’ Compensation contributions, the Consultant will, forthwith upon notice, reimburse the Corporation for such payment, together with interest and any penalties applicable to such assessments. The Consultant’s obligations under this subsection 4.6 will survive the termination of this Agreement and remain in effect until the expiry of the period during which a notice of assessment or reassessment in respect of the taxes under dispute may be issued and any further periods during which such assessment or reassessment may be applied.

4.7	The Corporation may also grant the Consultant annual or incentive bonuses in an amount and on such terms and conditions as the Compensation Committee in its sole discretion may determine from time to time, based upon such factors as the Compensation Committee in its sole discretion determines are relevant, which factors may include the Consultant’s performance under the terms of this Agreement and the performance of the Corporation.

4.8	Upon termination of this Agreement for any reason, the Consultant shall be entitled to receive any Compensation earned up to the Termination Date, in addition to any other severance or termination payments which are payable under the terms of this Agreement.

ARTICLE V.
TERMINATION BY CORPORATION

5.1	The Corporation shall be entitled to terminate this Agreement at any time, for any reason, upon written Notice to the Consultant, in which case:

(a)	subject to Section 6.3, the Corporation shall pay the Consultant an amount equal to the Consultant’s compensation for the Severance Period in full and final settlement of any claims by the Consultant against the Corporation or any Related Corporation, arising out of, or in any way connected to, this Agreement with the Corporation or any Related Corporation, or the termination of such Agreement, whether at common law or under the provision of any statute or regulation, or pursuant to any agreement between the Parties.

(b)	the Consultant’s right to receive the payment under this Section 5.1 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Consultant; and

(c)	payment under this Section 5.1 shall be subject to the prior execution by the Consultant of a Settlement Agreement and Release, on terms acceptable to the Corporation acting reasonably.

ARTICLE VI.
TERMINATION BY CONSULTANT

6.1	The Consultant may terminate this Agreement by providing 90 days’ prior Notice to the Corporation. Upon receipt of such Notice of termination by the Consultant:

(a)	the Corporation shall be required to pay the Consultant any Compensation earned up to the Termination Date, and may either require the Consultant to continue to perform his duties until the Termination Date, or dismiss the Consultant at any time after receipt of the Notice, providing Compensation for the Notice Period equal to two months multiplied by the monthly instalment of the Consulting Fee;

(b)	If the Consultant has terminated this Agreement with the Corporation for any reason other than the occurrence of a Change of Control of the Corporation then one hundred percent (100%) of both the vested and unvested portion of all stock options held by the Consultant as of the Termination Date shall be cancelled as of the Termination Date.

6.2	Subject to the conditions set out in Section 6.4, the Consultant may terminate this agreement with the Corporation within 60 days following the occurrence of a Change of Control of the Corporation and receive the payment set out in section 6.3.

6.3	In the event that the Consultant’s agreement with the Corporation is terminated in strict accordance with Section 6.2, the Corporation shall pay the Consultant the following amounts in full and final settlement of any claims by the Consultant against the Corporation or any Related Corporation, arising out of or in any way connected to the Consultant’s agreement with the Corporation or any Related Corporation, or the termination of such agreement, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the Parties:

(a)	Compensation calculated for the Severance Period calculated based upon 6 months plus the number of months remaining in the Term multiplied by the Consulting Fee. The maximum compensation not to exceed 12 months of pay;

(b)	one hundred percent (100%) of the unvested portion of all stock options held by the Consultant as of the Termination Date shall be deemed vested and the Consultant shall be entitled to exercise such stock options for a period of six (6) months following the Termination Date.

6.4	Payment under Section 6.3 shall be subject to the following conditions:

(a)	the prior execution by the Consultant of a Settlement Agreement and Release on terms acceptable to the Corporation acting reasonably;

(b)	the Consultant’s full co-operation and assistance, in connection with any Change of Control, to transfer the Consultant’s duties and responsibilities to a replacement at the request of the Corporation and for a period requested by the Corporation not to exceed 30 days, and the tendering by the Consultant of his resignation from any position he may hold as an officer or a director of the Corporation and any Related Corporations, at such time as the Corporation may request;

(c)	the Consultant’s right to receive the payment under Section 7.2 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Consultant; and

(d)	payment under Section 6.2 shall be in place of, and not in addition to, any other statutory and common law severance or termination payment in lieu of reasonable notice which may be made to the Consultant pursuant to any other term or provision of this Agreement.

ARTICLE VII.
TERMINATION UPON DEATH

7.1	This Agreement shall automatically terminate upon the death of the Dedicated Personnel.

ARTICLE VIII.
PROPERTY RIGHTS

8.1	The Consultant acknowledges and confirms that the Corporation shall be entitled to own and control all proprietary technology, patentable inventions, discoveries, and improvements, trade secrets, all works subject to copyright, and financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, that are developed for the Corporation, created for the Corporation, or conceived for the Corporation by the Consultant during the course of this Agreement (collectively referred to as “Contract Developments”), to the extent that such Contract Developments relate to the Corporation’s Business or if such Contract Developments were in any part undertaken with Corporation supplied software or equipment or on the premises of the Corporation. Accordingly, the Consultant hereby agrees to disclose, deliver, and assign to the Corporation all such Contract Developments, and further agrees to execute all documents, patent applications, and arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give the Corporation the full benefit of them.

8.2	The Consultant agrees that all copyrightable materials generated or developed for the Corporation under this Agreement, including computer programs and documentation, shall be considered works made for hire under the copyright laws of Canada and the United States and shall, upon creation, be owned exclusively by the Corporation. To the extent that any such materials, under applicable law, may not be considered works made for hire, the Consultant hereby assigns to the Corporation the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Corporation shall be entitled to register and hold in its own name all copyrights in respect of such materials.

ARTICLE IX.
CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION

9.1	The Consultant agrees that, so long as this Agreement is in force, it shall not engage in any business that competes with the Business of the Corporation without informing the Board of Directors of the Corporation. Notwithstanding the foregoing, the Dedicated Personnel shall remain at liberty to carry out his duties with Aingeal Therapeutics and AJK Biopharmaceutical.

9.2	The Consultant further acknowledges and agrees that in performing the duties and responsibilities pursuant to this Agreement, he will become knowledgeable with respect to a wide variety of Confidential Information which is the exclusive property of the Corporation, the disclosure of which would cause irreparable harm to the Corporation. The Consultant therefore agrees that during the Term and following the termination of this Agreement for any reason, he shall treat confidentially all Confidential Information belonging to the Corporation and shall not disclose the Confidential Information to any unauthorized persons, except with the express consent of the Board of Directors, or otherwise as required by law.

9.3	The Consultant further agrees that:

(a)	the Consultant will not, for a period of two (2) years from the date of termination of this Agreement, directly or indirectly, through any other party or entity, approach, solicit, entice or attempt to approach, solicit or entice any of the other shareholders, employees or consultants of the Corporation, or anyone who was a shareholder, employee or consultant of the Corporation during the one (1) year prior to termination of this Agreement, to leave the Corporation;

(b)	the Consultant acknowledges and agrees that the foregoing time limits are reasonable and properly required for the adequate protection of the business of the Corporation, and in the event that any time limitation is deemed to be unreasonable or unenforceable by a Court of competent jurisdiction, the Consultant agrees and submits to the reduction of the time limitation to such period as the Court shall deem to be reasonable and enforceable;

(c)	the Consultant agrees that the restrictions and covenants contained in this Section 9.3 shall be construed independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Consultant against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Corporation of the covenants or restrictions contained herein, provided however that if any provision hereof shall be held to be illegal, invalid or unenforceable in any jurisdiction by a Court of competent jurisdiction, such decision shall not effect any other covenants or provisions of this Agreement or the application of any other covenant or provision;

(d)	the Consultant agrees that all restrictions contained in this Section 9.3 are reasonable and valid in the circumstances and all defences to the strict enforcement thereof by the Corporation are hereby waived by the Consultant.

9.4	In the event that this Agreement is terminated in accordance with Sections 5.1 or 6.2, the Consultant acknowledges and agrees that for a further period equal to three (3) months, it shall not for any reason, either directly or indirectly through any Person, agent, employee, Affiliate or representative:

(a)	purchase, offer or agree to purchase, directly or indirectly, more than 5% of the outstanding securities of the Corporation or a Related Corporation (other than through the exercise of currently outstanding options);

(b)	make, or in any way participate in, either directly or indirectly, any non-management solicitation of any proxy to vote or any consent with respect to any Shares;

(c)	form, join or in any way participate in a group in connection with any of the foregoing; or

(d)	otherwise act, alone or in concert with others, to seek to control or influence the management or the Board of Directors or policies of the Corporation.

9.5	The Consultant further acknowledges and agrees that pursuant to the terms of this Agreement, that to the extent he acquires Corporate Property of the Corporation, it shall remain the exclusive property of the Corporation. Upon termination of this Consultant Consulting Agreement for any reason, the Consultant shall return to the Corporation all Corporate Property, together with any copies or reproductions thereof; which may have come into the Consultant’s possession during the course of or pursuant to this Agreement, and shall delete or destroy all computer files on his personal computer which may contain any Confidential Information belonging to the Corporation.

ARTICLE X.
INDEMNIFICATION AND INSURANCE

10.1	Subject to the requirements of the Act, the Corporation shall indemnify and save harmless the Consultant from and against any personal liability which he incurs as a direct result of performing his duties on behalf of the Corporation, with the exception of any liability which the Corporation is prohibited by law from assuming.

10.2	The Corporation agrees to maintain directors and officers liability insurance for the benefit of the Dedicated Personnel while the Dedicated Personnel remains an officer of the Corporation and shall, at the Consultant’s option or direction, provide such insurance for the Dedicated Personnel on a run-off basis upon termination of this Agreement pursuant to Section 5.1 and Articles XI and XII only, for a period of three (3) years from the Termination Date, on commercially reasonable terms.

10.3	The provisions of this Article XIII shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

ARTICLE XI.
NOTICES

11.1	Any Notice required to be given hereunder may be provided by personal delivery, by registered mail or by facsimile to the Parties hereto at the following addresses:

To the Corporation:

c/o TingleMerrett LLP
1250, 639 — 5th Street, S.W.
Calgary, Alberta T2P 0M9
sreeves@tinglemerrett.com

Attention: Scott Reeves, Corporate Secretary

To the Consultant:

Address:	26421 Paseo Infinita
San Juan Capistrano, CA 92675
Attention:	Dr. Assad Kazeminy
Email:	assadkazeminy@gmail.com

Any Notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed, and, if sent by facsimile transmission, shall be deemed to have been given and received on the next business day following the day it was sent.

11.2	Either Party may change its address for Notice in the aforesaid manner.

ARTICLE XII.
GENERAL

12.1	Time shall be of the essence in this Agreement,

12.2	This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia, and the Parties hereby attorn to the non-exclusive jurisdiction of British Columbia Courts. Should provisions in this Agreement fail to comply with the applicable legislation, the Agreement shall be interpreted in accordance with those statutory requirements.

12.3	This Agreement and any other agreements expressly incorporated by reference herein, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supercede and replace any and all prior agreements, undertakings, representations or negotiations pertaining to the subject matter of this Agreement. The Parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in order to enter into this Agreement. In the event of a conflict between this Agreement and any other agreement expressly incorporated by reference herein, the terms of this Agreement shall prevail.

12.4	This Agreement may not be amended or modified in any way except by written instrument signed by the Parties hereto.

12.5	This Agreement shall enure to the benefit of and be binding upon the Parties hereto, together with their personal representatives, successors and permitted assigns.

12.6	This Agreement may not be assigned by either Party without the prior consent of the other Party.

12.7	The waiver by either Party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that Party of any other breach of the same or any other provision of this Agreement.

12.8	The Parties agree to execute and deliver such further and other documents, and perform or cause to be performed such further and other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement.

12.9	The Consultant agrees that following the termination of this Agreement with the Corporation for any reason, the Consultant shall tender his resignation from any position he may hold as an officer or director of the Corporation or any Related Corporation.

12.10	Should any provision in this Agreement be found to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby in any way.

IN WITNESS WHEREOF the Parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

AJK BIOPHARMACEUTICAL LLC CANADIAN CONSULTING SERIES		HOLLYWEED NORTH CANNABIS INC.
Per	/s/ Assad Kazeminy	Per:	/s/ Authorized signatory
Dr. Assad Kazeminy, President

Per:

SCHEDULE A
DESCRIPTION OF SERVICES

A-1